Exhibit 10.1

We Create Happiness, Laughter and Love

Rewards for Your Contribution to Our Success

Executive Incentive Plan

Creativity. Innovation. Collaboration.

Our commitment to these ideals has allowed us to become one of the world’s largest producers and distributors of social expressions products. As a leader at American Greetings, you have a unique opportunity to focus our associates on these key areas and to cultivate a work environment that is stimulating, productive and rewarding.

In addition, the decisions you make and the things you do every day have a direct and meaningful impact both within your department and across the company. We have designed the Executive Incentive Plan (also referred to herein as the “Plan”) to reward you for the critical role you play. As a leader, you help foster and channel your energy and the energy of those around you into delivering winning products and strategies to the marketplace and bringing our corporate mission to life.

Table of Contents

Plan Objectives and Who Is Eligible .2

How Plan Works 3

Measuring Performance 4

Award Calculation .5

Important Administrative Plan Details .6-7

Key Terms.8

Plan Objectives

•	Emphasizes teamwork and mutual cooperation | Our success depends on the collaborative effort of all of our associates who demonstrate commitment to quality.
•	Rewards leaders for success | Award opportunity is greatest when attention is given to the achievement of Corporate EBITDA objectives.

Who Is Eligible

You are eligible to participate in the Plan if you are a company executive.

Refer to the sections entitled Important Administrative Plan Details and Key Terms for additional details on eligibility for participation in the Plan.

Watch for Your Participant Letter

You will receive a Participant Letter that outlines information specific to your participation in the Plan, such as your target award.

As a result of the privatization of American Greetings that occurred on August 9, 2013, certain of the performance measures previously established under the Executive Incentive Plan became obsolete as they no longer align with the goals of the Company. As a result, this Plan document amends, restates and supersedes the plan originally established for Fiscal 2014.

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How the Plan Works

The Plan provides a cash award for the achievement of Corporate EBITDA measured over a 12-month fiscal year. EBITDA is the sum of the corporation’s earnings before interest, taxes, depreciation and amortization as calculated based on the consolidated statement of cash flows.

Your Award Opportunity

Your target award is established at the beginning of each fiscal year and will be communicated to you at that time.

Your target award is:

•	A percentage of your base earnings based on your job level
•	The award you would earn if we achieve 100% of our Corporate EBITDA goal

The amount of the award you receive will increase or decrease based on actual Corporate EBITDA performance.

American Greetings will establish goals prior to the end of each fiscal year. At the end of the fiscal year, American Greetings determines the extent the Corporate EBITDA performance goal has been met.

EXAMPLE

If base earnings are $200,000 and target award percentage is 30% of base earnings, total target award is $60,000.

Base Earnings ($200,000) x Target Award % (30%)

Target Award ($60,000)

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Measuring Performance

When the American Greetings Corporate EBITDA result for the fiscal year is final, it is compared to the EBITDA goal that was established for the purpose of the Executive Incentive Plan.

Financial Performance Award Scale

Your actual award is based on fiscal year-end performance results using the award scale shown at right. Your actual award may range from 0% to 200% of the target award.

To earn an award, Corporate EBITDA must at least reach threshold. There is no award for below-threshold performance. Corporate EBITDA threshold is 90% of the goal.

Achieving goal means American Greetings pays awards at target levels.

Performance above goal will result in an increased award up to a maximum level.

Performance Multiplier

How It’s Used in the Award Scale

Performance multipliers are another way to think about the award scale. There is a relationship between performance and your actual award. The 4:1 multiplier for the Corporate EBITDA performance measure means that for every 1% increase or decrease in the percentage of goal achieved, your target award will be adjusted up or down by 4% to determine your actual award.

Performance

Above Goal

Goal

Below Goal Below Threshold

MAXIMUM

G O A L

THRESHOLD

Actual Award

200% of Target

100% of Target

60% of Target

0% of Target

(No Award

Below Threshold)

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Ben’s Award Example

Ben, Manager $200,000 base earnings, $60,000 target award

Corporate EBITDA

Award Performance Actual Award Actual Award Scale (4:1) as % of Goal as a % of Target in Dollars Maximum 125% 200% $120,000 120% 180% $108,000 110% 140% $84,000 Goal 100% 100% $60,000 Threshold 90% 60% $36,000

HOW IT’S CALCULATED

The formula to calculate your actual award as a percent of target is:

(Actual Performance – Goal) x 4 + 100% = Actual Award as a % of Target Award Performance Above Goal: (110%—100%) x 4 + 100% = 140% of Target Award Performance Below Goal: (90%—100%) x 4 + 100% = 60% of Target Award

BEN’S ACTUAL AWARD FOR CORPORATE COMPONENT

•	EBITDA Performance: 110% of goal = actual award of 140% of target ($84,000)

Total Award = $84,000

$100,000

Target Award x Award as % of Target = Actual Award $60,000 x 140% = $84,000

$80,000

$60,000

$40,000 $60,000 $84,000

$20,000

$0

Target Award Actual Award $60,000 $84,000

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Important Administrative Plan Details

If your employment status changes, your Plan participation and any payouts may be affected as described below:

New Hires

If you are hired during the Plan year — defined as the American Greetings fiscal year ending February 28, 2014 — and are eligible to participate in the Executive Incentive Plan, you will receive a prorated incentive award for the period of time you participated in the Plan during the applicable fiscal year based on the base earnings paid to you during that period.

Promotions and Transfers

If you are promoted during the Plan year, your individual target award or base earnings may change. If either of these do change, your award will be prorated to the first payroll date on or after the date of promotion or transfer based on the award target and base earnings of the corresponding periods.

Termination

No award is earned if you separate from the Company for any reason (other than qualified leave of absence, disability, or death) before the completion of the fiscal performance period.

Leave of Absence, Disability, Death

If you take a leave of absence, suffer a permanent disability or die, your actual award will be prorated to the first payroll date on or after the date of leave, permanent disability or death based on the award targets and base earnings of the corresponding periods.

An associate will be deemed to suffer a permanent disability only in the following circumstances: (A) where an associate is absent from employment with American Greetings due to his or her inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which either can be expected to result in death, or can be expected to last for a continuous period of not less than 12 months; or (B) where an associate is scheduled to receive income replacement benefits for a period of not less than 3 months under an accident and health plan covering an American Greetings associate on account of a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months.

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Important Administrative Plan Details

Incentive Award

Incentive awards earned in fiscal year 2014 will be paid to participants within two and one-half months following the end of fiscal 2014, typically within 60 days after the end of the fiscal year. Plan awards are subject to normal tax withholding at a standardized rate and will be deposited to a bank account of your choice.

It is the intent that incentive awards either fall under the short-term deferral rules of Section 409A of the Internal Revenue Code to exempt the payment of such Executive Incentive Plan benefits from the requirements of Section 409A or otherwise comply with the requirement of Section 409A. If incentive awards are subject to Section 409A, the Plan will be interpreted in accordance with Section 409A and the regulations promulgated thereunder.

Calculating Payouts

For computation purposes, financial goals and actual performance results are rounded to the nearest $1,000. The percent of the financial goal achieved and the percent of target award earned is rounded to the nearest one-tenth of one percent. The actual incentive award is rounded to the nearest dollar.

Questions

If you have questions about the Executive Incentive Plan and how it works, please contact your manager. Your manager will work with you to ensure you understand the Plan so you can maximize your annual award.

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Key Terms

The following provides definitions of some common terms used throughout this brochure.

Base Earnings

Your base earnings are defined as your base salary earned during the fiscal year. Base earnings exclude health and welfare benefits, bonus, commission, and incentive payments, overtime and other direct or indirect compensation. Base earnings for Plan participants outside of the U.S. may be defined differently and may vary by country.

Corporate EBITDA

The sum of the corporation’s earnings before interest, taxes, depreciation, and amortization as calculated based on the consolidated statement of cash flows.

Eligibility.

You are eligible to participate in Executive Incentive Plan if you are a company executive in job class 319 or above.

Fiscal Year

March 1 through February 28 or 29 of the following calendar year.

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Nothing in this brochure or in any Participant Letter should be construed to create or imply any contract of employment between an associate and American Greetings and its subsidiaries or to create any binding contractual right to payment of any specific amount under the American Greetings Executive Incentive Plan. The provisions of this brochure describe the general guidelines used by American Greetings in determining the benefits payable to Plan participants; however, in every case, American Greetings reserves the right to reduce or eliminate the amount that would otherwise be payable to a participant or participants under such guidelines where it determines, in its discretion, that such a reduction is necessary or appropriate, in light of the participant’s performance or other relevant business circumstances. In its capacity as administrator of the Executive Incentive Plan, American Greetings reserves the right to construe and interpret the Plan in all respects and to make all determinations and take all actions necessary or advisable for the management and administration of the Executive Incentive Plan, including establishing, adopting or revising any rules as it may deem necessary.

Any award earned under this Executive Incentive Plan shall be subject to rescission, cancellation or recoupment, in whole or part, if and to the extent so provided under any “clawback,” recoupment or similar policy of American Greetings in effect on the date of payment or that may be established thereafter. Interest in any award under the Executive Incentive Plan may not be assigned, alienated or encumbered by any Plan participant.

American Greetings reserves the right to terminate or make changes to the Executive Incentive Plan, including retroactively, at any time without prior notice to any of the Executive Incentive Plan’s participants. The Board of Directors (or committee thereof) are the only persons who have the authority to alter or amend this Plan. Any such alteration or amendment must be done in writing. No participant should rely on an alteration or amendment to this Plan unless it is made in writing and signed by a Co-Chief Executive Officer or the Chairman. The Plan will be governed, construed and administered in accordance with the laws of the State of Ohio, without reference to its conflict of laws provisions.

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Notes

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